EXHIBIT 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




We have issued our reports dated February 27, 2004, accompanying the financial statements and schedule of U.S. Energy, Corp. and Subsidiaries contained in the Registration Statement and Prospectus. We have also issued our report dated April 7, 2004 accompanying the Combined Statements of Revenue and Direct Operating Expenses of Acquired Hi-Pro Properties. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."




GRANT THORNTON LLP

Oklahoma City, Oklahoma
May 11, 2004